NORTEL NETWORKS CORPORATION
Consolidated Statements of Operations and Deficit (unaudited)
(millions of U.S. dollars, except per share amounts)

	Three months ended
	March 31,
	2002	2001

Revenues	$2,912	$5,755
Cost of revenues	2,160	3,894

Gross profit	752	1,861

Selling, general and administrative expense	754	1,348
Research and development expense	570	907
Amortization of intangibles
In-process research and development	–	158
Acquired technology	41	274
Goodwill (note 3)	–	1,621
Special charges (note 6)	487	355
Gain on sale of businesses	(8)	–

Operating loss	(1,092)	(2,802)

Equity in net loss of associated companies	(6)	(15)
Other income (expense) – net	(15)	99
Interest expense
Long-term debt	(75)	(39)
Other	(12)	(16)

Loss from continuing operations before income taxes	(1,200)	(2,773)
Income tax benefit (note 7)	352	346

Net loss from continuing operations	(848)	(2,427)
Net loss from discontinued operations – net of tax (note 4)	–	(218)

Net loss	$(848)	$(2,645)

Deficit at beginning of the period	$(29,738)	$(2,169)
Net loss	(848)	(2,645)
Dividends on common shares	–	(60)

Deficit at end of the period	$(30,586)	$(4,874)

Basic and diluted loss per common share (notes 3 and 8)
– from continuing operations	$(0.26)	$(0.77)
– from discontinued operations	–	(0.07)

Basic and diluted loss per common share	$(0.26)	$(0.84)

Dividends declared per common share	$–	$0.01875

See notes to unaudited consolidated financial statements.

NORTEL NETWORKS CORPORATION
Consolidated Balance Sheets (unaudited)
(millions of U.S. dollars)

	March 31,	December 31,
	2002	2001

ASSETS
Current assets
Cash and cash equivalents	$3,094	$3,523
Accounts receivable (less provisions of $502 at March 31, 2002; $659 at December 31, 2001)	2,738	2,926
Inventories – net (note 5)	1,492	1,586
Income taxes recoverable	912	796
Future income taxes – net	1,504	1,386
Other current assets	881	858
Current assets of discontinued operations (note 4)	547	708

Total current assets	11,168	11,783

Long-term receivables (less provisions of $824 at March 31, 2002; $828 at December 31, 2001)	159	203
Investments at cost and associated companies at equity	234	243
Plant and equipment – net	2,325	2,573
Goodwill – net (note 3)	1,906	1,933
Intangible assets – net (note 5)	215	272
Future income taxes – net	1,755	2,071
Other assets	930	890
Long-term assets of discontinued operations (note 4)	283	283

Total assets	$18,975	$20,251

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$410	$429
Trade and other accounts payable	1,880	1,985
Payroll and benefit-related liabilities	691	638
Other accrued liabilities	5,299	5,472
Income taxes payable	273	143
Long-term debt due within one year	318	384
Current liabilities of discontinued operations (note 4)	322	421

Total current liabilities	9,193	9,472

Deferred income	133	154
Long-term debt	3,645	3,624
Future income taxes – net	484	623
Other liabilities	1,303	1,310
Minority interest in subsidiary companies	631	637

	15,389	15,820

Contingencies (note 11)

SHAREHOLDERS’ EQUITY
Common shares, without par value – Authorized shares: unlimited; Issued and outstanding shares: 3,215,780,142 at March 31, 2002 and 3,213,742,169 at December 31, 2001	32,114	32,053
Contributed surplus	2,524	2,548
Deficit	(30,586)	(29,738)
Foreign currency translation adjustment	(941)	(907)
Equity component of convertible senior notes	475	475

Total shareholders’ equity	3,586	4,431

Total liabilities and shareholders’ equity	$18,975	$20,251

See notes to unaudited consolidated financial statements.

NORTEL NETWORKS CORPORATION
Consolidated Statements of Cash Flows (unaudited)
(millions of U.S. dollars)

	Three months ended
	March 31,
	2002	2001

Cash flows from (used in) operating activities
Net loss from continuing operations	$(848)	$(2,427)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities, net of effects from acquisitions and divestitures of businesses:
Amortization and depreciation	197	2,263
Non-cash portion of special charges and related asset write downs	97	64
Equity in net loss of associated companies	6	15
Tax benefit from stock options	–	33
Future income taxes	59	(197)
Other liabilities	(41)	(61)
Gain on sale of investments and businesses	(16)	(24)
Other – net	105	2
Change in operating assets and liabilities:
Accounts receivable	163	926
Inventories	94	219
Income taxes	14	(454)
Accounts payable and accrued liabilities	(229)	(1,209)
Other operating assets and liabilities	(40)	18

Net cash used in operating activities of continuing operations	(439)	(832)

Cash flows from (used in) investing activities
Expenditures for plant and equipment	(103)	(563)
Proceeds on disposals of plant and equipment	44	–
Increase in long-term receivables	(107)	(389)
Decrease in long-term receivables	89	61
Acquisitions of investments and businesses – net of cash acquired	(19)	(23)
Proceeds on sale of investments and businesses	59	44

Net cash used in investing activities of continuing operations	(37)	(870)

Cash flows from (used in) financing activities
Dividends on common shares	–	(60)
Increase (decrease) in notes payable – net	(9)	377
Proceeds from long-term debt	11	1,610
Repayments of long-term debt	(2)	(37)
Decrease in capital leases payable	(4)	(17)
Issuance of common shares	5	102

Net cash from financing activities of continuing operations	1	1,975

Effect of foreign exchange rate changes on cash and cash equivalents	(6)	(15)

Net cash from (used in) continuing operations	(481)	258
Net cash from (used in) discontinued operations (note 4)	52	(131)

Net increase (decrease) in cash and cash equivalents	(429)	127

Cash and cash equivalents at beginning of period – net	3,523	1,649

Cash and cash equivalents at end of period – net (note 5)	$3,094	$1,776

See notes to unaudited consolidated financial statements.

NORTEL NETWORKS CORPORATION
Notes to Consolidated Financial Statements (unaudited)
(millions of U.S. dollars, except per share amounts, unless otherwise stated)

1.	Nortel Networks Corporation

Effective May 1, 2000, a newly formed Canadian corporation (“New Nortel”) and the corporation previously known as Nortel Networks Corporation (“Old Nortel”) participated in a Canadian court-approved plan of arrangement (the “Arrangement”) with BCE Inc. As a result of the Arrangement: Old Nortel and its subsidiaries became direct and indirect subsidiaries, respectively, of New Nortel; New Nortel assumed the name “Nortel Networks Corporation”; New Nortel’s common shares began to trade publicly on the New York and Toronto stock exchanges under the symbol “NT”; Old Nortel was renamed “Nortel Networks Limited” (“NNL”); and 100 percent of Old Nortel’s common shares were acquired by New Nortel and ceased to be publicly traded. The preferred shares and debt securities of Old Nortel outstanding immediately prior to the Arrangement remained outstanding and continued to be obligations of Old Nortel immediately after the Arrangement. All of the business and operations conducted by Old Nortel and its subsidiaries immediately prior to the effective date of the Arrangement continued to be conducted by Old Nortel and its subsidiaries as subsidiaries of New Nortel immediately after the Arrangement.

2.	Basis of presentation

The accompanying unaudited Consolidated Financial Statements of Nortel Networks Corporation (“Nortel Networks”) include all majority owned subsidiaries over which Nortel Networks exercises control, and have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) with respect to the preparation of interim financial information. Accordingly, they do not include all information and notes as required in the preparation of annual consolidated financial statements. The accounting policies used in the preparation of the accompanying unaudited Consolidated Financial Statements are the same as those described in Nortel Networks audited Consolidated Financial Statements prepared in accordance with GAAP for the three years ended December 31, 2001, except as described in note 3. Although Nortel Networks is headquartered in Canada, the accompanying unaudited Consolidated Financial Statements are expressed in United States dollars as the greater part of Nortel Networks financial results and net assets are denominated in United States dollars.

In the opinion of management, all adjustments necessary to effect a fair statement of the results for the periods presented have been made and all such adjustments are of a normal recurring nature. The financial results for the three months ended March 31, 2002, are not necessarily indicative of financial results for the full year. The accompanying unaudited Consolidated Financial Statements should be read in conjunction with Nortel Networks Annual Report for the year ended December 31, 2001 (the “2001 Annual Report”).

The preparation of Nortel Networks Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Estimates are used when accounting for items and matters such as long-term contracts, allowance for uncollectible accounts receivable and customer financings, inventory obsolescence, product warranty, amortization, asset valuations, employee benefits, taxes, restructuring and other provisions, in-process research and development (“IPR&D”), and contingencies.

Certain 2001 figures in the accompanying unaudited Consolidated Financial Statements have been reclassified to conform to the 2002 presentation.

3.	Accounting changes

(a)	Accounting for goodwill and other intangible assets

In July 2001, the Canadian Institute of Chartered Accountants (the “CICA”) issued Handbook Section 3062, “Goodwill and Other Intangible Assets” (“Section 3062”), effective for fiscal years beginning on or after January 1, 2002. Section 3062 changed the accounting for goodwill from an amortization method to an impairment-only approach. Thus, amortization of goodwill, including goodwill recorded in past business combinations, and amortization of intangibles with an indefinite life, ceased upon adoption of this Statement. For any acquisitions completed after June 30, 2001, goodwill and intangible assets with an indefinite life are not amortized.

Nortel Networks adopted the provisions of Section 3062 effective January 1, 2002. Nortel Networks will be performing the first of the required Section 3062 impairment tests during the second quarter of 2002 and, therefore, has not yet determined the effect that the adoption of Section 3062 will have on the business, results of operations, and financial condition of Nortel Networks. Any such adjustment made in the second quarter of 2002 based on the results of the initial impairment tests would be treated as an adjustment to the January 1, 2002 opening retained earnings balance. There can be no assurance that any other future goodwill impairment tests will not result in a charge to net earnings (loss).

Acquired technology will continue to be amortized and carried at cost less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets, generally two to three years.

The following table presents the impact on net loss and on basic and diluted loss per common share from both continuing and discontinued operations for the three months ended March 31 of the Section 3062 requirement to cease the amortization of goodwill as if the standard had been in effect beginning January 1, 2001:

	2002	2001

Reported results:
Net loss from continuing operations	$(848)	$(2,427)
Net loss from discontinued operations – net of tax	–	(218)

Net loss – reported	$(848)	$(2,645)

Adjustments:
Amortization of goodwill from continuing operations – net of tax of $3(a)	$–	$1,625
Amortization of goodwill from discontinued operations	–	92

Total net adjustments	$–	$1,717

Adjusted results:
Net loss from continuing operations	$(848)	$(802)
Net loss from discontinued operations – net of tax	–	(126)

Net loss – adjusted	$(848)	$(928)

Reported basic and diluted loss per common share:
– from continuing operations	$(0.26)	$(0.77)
– from discontinued operations	–	(0.07)

Basic and diluted loss per common share – reported	$(0.26)	$(0.84)

Adjusted basic and diluted loss per common share:
– from continuing operations	$(0.26)	$(0.25)
– from discontinued operations	–	(0.04)

Basic and diluted loss per common share – adjusted	$(0.26)	$(0.29)

(a)	Includes goodwill amortization of equity accounted investments.

(b)	Stock-based compensation

In November 2001, the CICA issued Handbook Section 3870, “Stock-Based Compensation and Other Stock-Based Payments” (“Section 3870”). Section 3870 establishes standards for the recognition, measurement, and disclosure of stock-based compensation and other stock-based payments made in exchange for goods and services and applies to transactions, including non-reciprocal transactions, in which an enterprise grants common shares, stock options, or other equity instruments, or incurs liabilities based on the price of common shares or other equity instruments. Section 3870 outlines a fair value based method of accounting required for certain stock-based transactions, effective January 1, 2002 and applied to awards granted on or after that date. As permitted by Section 3870, Nortel Networks did not adopt the provisions in respect of the fair value method of accounting for all of its employee stock-based compensation and was not impacted by the requirements to determine the fair value of certain other stock-based transactions. As a result of following the CICA’s Emerging Issues Committee Abstract 98 “Stock-Based Compensation Plans-Disclosures”, Nortel Networks provided the majority of the disclosure required by Section 3870 in the 2001 Annual Report. The additional disclosure required by Section 3870 as a result of Nortel Networks not adopting the fair value method of accounting provisions for employee stock-based compensation has been provided retroactively (see note 9).

4.	Discontinued operations

On June 14, 2001, Nortel Networks Board of Directors approved a plan to discontinue Nortel Networks access solutions operations consisting of all of Nortel Networks narrowband and broadband solutions, including copper, cable, and fixed wireless solutions, as well as Nortel Networks then current consolidated membership interest in Arris Interactive LLC (“Arris”) and equity investment in Elastic Networks Inc. (“Elastic Networks”). Also affected by the decision were Nortel Networks prior acquisitions of Sonoma Systems (“Sonoma”), Promatory Communications, Inc. (“Promatory”), Aptis Communications, Inc. (“Aptis”), and Broadband Networks Inc.

Pursuant to the CICA Handbook Section 3475, “Discontinued Operations”, the revenues, costs and expenses, assets and liabilities, and cash flows of Nortel Networks access solutions operations have been segregated in the accompanying unaudited Consolidated Statements of Operations, unaudited Consolidated Balance Sheets, and unaudited Consolidated Statements of Cash Flows, and are reported as “discontinued operations”.

The results of discontinued operations for the three months ended March 31, presented in the accompanying unaudited Consolidated Statements of Operations, were as follows:

	2002	2001

Revenues	$68	$426

Net loss from discontinued operations – net of tax(a)	$–	$(218)

(a)	Net loss from discontinued operations was net of applicable income tax benefits of nil and $71 for the three months ended March 31, 2002 and 2001, respectively.

On March 5, 2002, Nortel Networks divested its approximately 46 percent ownership interest in Elastic Networks to Paradyne Networks, Inc. (“Paradyne”) in exchange for an approximately 8 percent ownership interest in Paradyne. Nortel Networks recorded a gain of approximately $7 on the transaction, which is included in the estimated remaining provisions required for discontinued operations.

During the three months ended March 31, 2002, Nortel Networks recorded a gain of approximately $13 due to the reduction of Nortel Networks ownership interest in Arris Group, Inc. (“Arris Group”), received for Nortel Networks original interest in Arris, from approximately 49 percent to approximately 46 percent as a result of Arris Group’s issuance of common shares in connection with its acquisition of another company, which is included in the estimated remaining provisions required for discontinued operations.

In connection with the decision to discontinue the access solutions operations on June 14, 2001, Nortel Networks recorded a pre-tax loss on disposal of the access solutions operations of $3,135 in the second quarter of 2001, which reflected the estimated costs directly associated with Nortel Networks plan of disposition. The loss reflected: the write-off of goodwill associated with the acquisitions of Sonoma and Promatory in the amount of $724; provisions for both short-term and long-term receivables of $901; a provision for inventories of $379; other asset write-offs totalling $156; future contractual obligations and estimated liabilities of $798; and estimated operating losses during the planned period of disposition of $177.

At March 31, 2002, the remaining accruals of $294 related to the above noted future contractual obligations and estimated liabilities, and estimated operating losses during the planned period of disposition were included in current liabilities of discontinued operations. The remaining accruals are expected to be substantially drawn down by cash payments over the planned period of disposition, the impact of which is expected to be offset by proceeds from the sale of certain remaining assets to be disposed of. Nortel Networks continues to work towards disposing of or transitioning the ownership of certain operations. Any operations not disposed of or so transitioned are expected to be closed. Nortel Networks expects to complete this plan by June 2002, subject to the closing of specific transactions, the timing of which may be impacted by regulatory approval processes and business issues.

The assets and liabilities of discontinued operations presented in the accompanying unaudited Consolidated Balance Sheets were as follows:

	March 31,	December 31,
	2002	2001

Accounts receivable – net	$19	$109
Inventories – net	51	66
Future income taxes	310	358
Other current assets	167	175

Total current assets of discontinued operations	547	708

Intangible assets – net	17	17
Other long-term assets	266	266

Total assets of discontinued operations	$830	$991

Current liabilities	$322	$421
Long-term liabilities (included in Other liabilities)	1	11

Total liabilities of discontinued operations	$323	$432

The net cash from (used in) discontinued operations for the three months ended March 31, presented in the accompanying unaudited Consolidated Statements of Cash Flows, was as follows:

	2002	2001

Cash flows from (used in) discontinued operations
Operating activities	$74	$(34)
Investing activities	(22)	(97)

Net cash from (used in) discontinued operations	$52	$(131)

5.	Consolidated financial statement details

Consolidated balance sheets

The following tables provide details as at:

Inventories – net:

	March 31,	December 31,
	2002	2001

Raw materials	$817	$760
Work in process	488	586
Finished goods	187	240

Inventories – net(a)	$1,492	$1,586

(a)	Net of inventory provisions of $1,011 and $934 as at March 31, 2002 and December 31, 2001, respectively. Nortel Networks has also accrued in other accrued liabilities $404 and $565 at March 31, 2002 and December 31, 2001, respectively, for cancellation charges, for inventory in excess of future demand, and for the settlement of certain other claims related to its contract manufacturers or suppliers.

Intangible assets – net:

	March 31,	December 31,
	2002	2001

Acquired technology	5,730	5,745
Less: accumulated amortization	(5,515)	(5,473)

Intangible assets – net	$215	$272

The estimated future amortization expense of acquired technology for the fiscal years ending December 31 is as follows:

2002 (remaining 9 months)	$115
2003	100

Total	$215

Consolidated statements of cash flows

The following table provides details for the three months ended March 31:

Interest and income taxes paid (received):

	2002	2001

Interest paid	$114	$32
Income taxes paid (received)	$(504)	$191

6.	Special charges

Special charges for the three months ended March 31, 2002 were as follows:

	Provision	March 31,				Provision
	Balance as at	2002		Cumulative drawdowns		Balance as at
	December 31,	special				March 31,
	2001	charges	Total	Cash	Non-cash	2002

Workforce reduction	$400	$327	$727	$237	$–	$490
Contract settlement and lease costs	773	63	836	141	–	695
Plant and equipment write downs	–	85	85	–	85	–
Other	31	12	43	9	12	22

Total	$1,204	$487	$1,691	$387	$97	$1,207

Three months ended March 31, 2002

For the three months ended March 31, 2002, Nortel Networks recorded special charges of $487 related to restructuring costs associated with its work plan, which was implemented in 2001 and continued into the first quarter of 2002, to streamline its operations and activities around its core markets and leadership strategies.

Workforce reduction charges of $327 were related to the cost of severance and benefits associated with the approximately 4,400 employees notified of termination.

Contract settlement costs included negotiated settlements of approximately $63 to either cancel contracts or renegotiate existing contracts across all of Nortel Networks segments.

As a result of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks has performed assessments of certain plant and equipment assets as part of its review of financial results during the three months ended March 31, 2002. The conclusion of these assessments resulted in a write down of certain plant and equipment within global operations, a function that supports all of Nortel Networks segments, and within the Optical Long-Haul Networks segment, of approximately $85.

During the three months ended March 31, 2002, Nortel Networks concluded that the Xros, Inc. X-1000 IPR&D project did not meet short-term market requirements. Nortel Networks will continue to assess the timing to commercialize this technology and will manage Nortel Networks development program accordingly. In connection with this decision, Nortel Networks recorded a $12 write down of acquired technology associated with this project.

Year ended December 31, 2001

For the year ended December 31, 2001, Nortel Networks recorded restructuring charges of $3,359, related to workforce reduction costs of $1,361, contract settlement and lease costs of $883, plant and equipment write downs of $970, and other costs of $145. During the year ended December 31, 2001, there were cumulative cash and non-cash drawdowns against the provision of $1,093 and $1,062, respectively, resulting in an ending provision balance at December 31, 2001 of $1,204. The cash drawdowns related primarily to workforce reduction payments, and the non-cash drawdowns related primarily to the plant and equipment write downs.

Period from January 1, 2001 to March 31, 2002

Of the approximately 40,500 employees notified during the period from January 1, 2001 to March 31, 2002, approximately 14,900 were direct employees performing manufacturing, assembly, test and inspection activities associated with the production of Nortel Networks products, and approximately 25,600 were indirect sales, marketing, and administrative employees, and manufacturing managers. The workforce reduction was primarily in North America and the United Kingdom and extended across all of Nortel Networks segments. During the three months ended March 31, 2002, the workforce reduction provision balance has been drawn down by cash payments of $237, resulting in an ending provision balance for workforce reduction of $490. The remaining provision is expected to be substantially drawn down by the second quarter of 2003.

In conjunction with the above noted workforce reduction, Nortel Networks identified a number of leased and owned facilities comprised of office, warehouse and manufacturing space, as well as leased manufacturing equipment, that were no longer required. As a result, Nortel Networks recorded net lease costs of approximately $757. The costs primarily related to Nortel Networks future contractual obligations under operating leases. Offsetting the total lease charge is approximately $506 in expected sublease revenue on leases that Nortel Networks cannot terminate. Nortel Networks expects to have subleased substantially all of these properties by the end of 2004. Nortel Networks wrote down the net carrying value of specific owned facilities across all segments within North America and the United Kingdom. The write down of approximately $95 reflects the net realizable value based on market assessments for general purpose facilities. Contract settlement costs included negotiated settlements of approximately $189 to either cancel contracts or renegotiate existing contracts across all of Nortel Networks segments. During the three months ended March 31, 2002, the provision balance for contract settlement and lease costs has been drawn down by cash payments of $141, resulting in an ending provision balance of $695. The remaining provision is expected to be substantially drawn down by the end of 2004.

Plant and equipment write downs of approximately $459 consisted of the write down of leasehold improvements and certain information technology equipment associated with the exiting of the above noted leased and owned facilities.

In addition, as a result of the significant negative industry and economic trends impacting Nortel Networks operations and expected future growth rates, Nortel Networks has performed assessments of certain plant and equipment assets as part of its review of financial results during 2001 and the first quarter of 2002. The conclusion of these assessments resulted in a write down of certain plant and equipment within global operations, a function that supports all of Nortel Networks segments, and within the Optical Long-Haul Networks segment, of approximately $501.

Within global operations, it was determined that there was excess test equipment at a number of system houses that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $88 to write down the value of this equipment to its net realizable value based on the current fair value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of 2002.

Within the Optical Long-Haul Networks segment, it was determined that there was excess manufacturing equipment at a number of facilities that would no longer be required as a result of the industry and economic environment. As a result, Nortel Networks recorded a charge of approximately $322 to write down the value of this equipment to its net realizable value based on the current fair market value for this type of specialized equipment. Nortel Networks expects to dispose of this equipment by the end of the second quarter of 2002. Nortel Networks also wrote down the net carrying value of a specialized manufacturing facility within the Optical Long-Haul Networks segment for the production of optical components within North America. The write down of approximately $91 reflects the net realizable value based on market assessments for a general purpose facility.

7.	Income taxes

Nortel Networks effective tax benefit rate fluctuates from period to period primarily as a result of the impact of non-tax deductible goodwill amortization, stock option compensation, goodwill write downs, and certain non-tax deductible restructuring charges. Excluding these impacts as applicable, Nortel Networks effective tax benefit rate was 31.5 percent and 34.5 percent for the three months ended March 31, 2002 and 2001, respectively, and reflected changes in the geographic earnings (loss) mix.

Recently approved tax legislation in the United States extended the net operating loss carry-back period from two years to five years. As a result, Nortel Networks had the ability to carry back available United States losses from 2001 and utilize approximately $700 of deferred income tax assets previously recognized.

8.	Loss per common share

Basic earnings (loss) per common share is calculated by dividing the net earnings (loss) by the weighted average number of common shares outstanding during the period. Diluted earnings (loss) per common share is calculated by dividing the applicable net earnings (loss) by the sum of the weighted average number of common shares outstanding and all additional common shares that would have been outstanding if potentially dilutive common shares had been issued during the period.

The following table details the weighted average number of common shares outstanding for the three months ended March 31:

(in millions of shares)	2002	2001

Weighted average number of common shares outstanding – basic and diluted	3,215	3,146

As a result of the net losses for the three months ended March 31, 2002 and 2001, the potential effect of the exercise of stock options and conversion of the 4.25 percent convertible senior notes due on September 1, 2008 was anti-dilutive. Therefore, approximately 188 and 86 of potentially dilutive securities for the three months ended March 31, 2002 and 2001, respectively, have not been included in the calculation of diluted loss per common share because to do so would have been anti-dilutive.

9.	Stock-based compensation plans

On June 20, 2001, Nortel Networks commenced a voluntary stock option exchange program (the “Exchange Program”) for Nortel Networks employees, whereby employees could exchange certain then outstanding stock options for new stock options, based on a prescribed formula. Terms of the Exchange Program were such that new grants would take place at least six months and a day from the stock option cancellation date, which was July 27, 2001. Approximately 93,416,000 stock options were accepted and cancelled. Nortel Networks then Board of Directors and its then board appointed officers were not eligible to participate in the Exchange Program.

On January 29, 2002, Nortel Networks granted approximately 52,700,000 new stock options in connection with the Exchange Program with exercise prices of $7.16 in United States dollars and $11.39 in Canadian dollars per common share, which was the fair market value of Nortel Networks common shares on the date of the grant.

As permitted by Section 3870, Nortel Networks did not adopt the provisions in respect of the fair value method of accounting for all employee stock-based compensation. As a result, Section 3870 requires disclosure of pro forma amounts to reflect the impact if Nortel Networks had elected to adopt the fair value method of accounting provisions of Section 3870 for all of its employee stock-based compensation plans. Accordingly, Nortel Networks net loss and loss per common share would have been increased to the pro forma amounts as indicated below for the three months ended March 31:

	2002	2001

Net loss:
– reported(a)	$(848)	$(928)
– pro forma	$(1,176)	$(1,412)
Basic and diluted loss per common share:
– reported(a)	$(0.26)	$(0.29)
– pro forma	$(0.37)	$(0.45)

(a)	The reported amounts for the three months ended March 31, 2001 have been adjusted to reflect the impact of Section 3062 requirement to cease the amortization of goodwill on net loss and basic and diluted loss per common share as if the standard had been in effect beginning January 1, 2001 (see note 3).

The fair value of stock options used to compute pro forma net loss and loss per common share disclosures is the estimated fair value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for the three months ended March 31:

Weighted-average assumptions	2002	2001

Expected dividend	0.00%	0.00%
Expected volatility	71.17%	70.03%
Risk-free interest rate	4.50%	4.77%
Expected option life in years	4	4

The weighted average fair values of Nortel Networks stock options, calculated using the Black-Scholes option-pricing model, granted during the three months ended March 31, 2002 and 2001 were $3.63 and $16.88 per share, respectively.

The Black-Scholes option-pricing model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option-pricing models require the input of highly subjective assumptions including the expected price volatility. Nortel Networks uses expected volatility rates, which are based on historical volatility rates trended into future years. Changes in the subjective input assumptions can materially affect the fair value estimate, and therefore the existing models do not necessarily provide a reliable single measure of the fair value of Nortel Networks stock options.

10.	Segmented information

General description

Nortel Networks operations are organized around three reportable segments; Metro and Enterprise Networks (“Metro and Enterprise”), Wireless Networks (“Wireless”), and Optical Long-Haul Networks (“Optical Long-Haul”).

Nortel Networks reportable segments are focused on providing seamless networking products and service capabilities across Metro and Enterprise, Wireless, and Optical Long-Haul. These product and service solutions are used by service provider and enterprise customers, including incumbent and competitive local exchange carriers, interexchange carriers, service providers with global businesses, wireless service providers, Internet service providers, application service providers, hosting service providers, resellers, cable television companies, other communication service providers, large businesses and their branch offices, small businesses, and home offices, as well as government, education, and utility organizations. Metro and Enterprise includes metro optical transmission, data switching systems, routers, and aggregation products to deliver services via Internet Protocol (“IP”) and other protocol standards across local and wide area networks, voice over IP solutions for both greenfield and circuit to packet network transitions, and traditional voice circuit switching. Wireless includes wireless mobility switching and access products for voice and data communications that span most major global mobility standards. Optical Long-Haul includes long-haul optical transmission products designed to provide long-distance, high capacity dense wavelength division multiplexing transport, traditional optical transmission systems that support most global transmission standards, optical switch platforms, and optical components for long distance optical networks.

“Other” represents miscellaneous business activities and corporate functions. None of these activities meet the quantitative criteria to be disclosed as reportable segments.

As described in note 4, Nortel Networks access solutions operations were discontinued during the year ended December 31, 2001. These operations were previously included as a separate segment within Other. The data included below excludes amounts related to the operations of the access solutions segment.

Nortel Networks President and Chief Executive Officer (“CEO”) has been identified as the chief operating decision maker in assessing the performance of the segments and the allocation of resources to the segments. Each reportable segment is managed separately with each segment manager reporting directly to the CEO. The CEO relies on the information derived directly from Nortel Networks management reporting system. Contribution margin represents the primary financial measure used by the CEO in assessing performance and allocating resources, and includes the cost of revenues, and selling, general and administrative expense, for which the segment managers are held accountable. Costs associated with shared services, and other corporate costs, are allocated to the segments based on usage determined by headcount. Costs not allocated are primarily related to Nortel Networks corporate compliance and other non-operational activities and are included in Other. In addition, the CEO does not review asset information on a segmented basis. The accounting policies of the reportable segments are the same as those described in Nortel Networks audited Consolidated Financial Statements filed in the 2001 Annual Report to the extent that the related items are included within contribution margin.

Segments

The following tables set forth information by segments for the three months ended March 31:

	2002	2001

Revenues
Metro and Enterprise	$1,487	$2,807
Wireless	1,133	1,550
Optical Long-Haul	276	1,189
Other	16	209

Total	$2,912	$5,755

Contribution margin
Metro and Enterprise	$(20)	$505
Wireless	238	178
Optical Long-Haul	(102)	(5)
Other	(118)	(165)

Total	(2)	513

Research and development expense	(570)	(907)
Amortization of in-process research and development	–	(158)
Amortization of acquired technology	(41)	(274)
Amortization of goodwill	–	(1,621)
Special charges	(487)	(355)
Gain on sale of businesses	8	–

Consolidated operating loss	$(1,092)	$(2,802)

11.	Contingencies

Subsequent to the February 15, 2001 announcement in which Nortel Networks provided revised guidance for financial performance for the 2001 fiscal year and the first quarter of 2001, Nortel Networks and certain of its then current officers and directors were named as defendants in more than twenty-five purported class action lawsuits. These lawsuits in the United States District Courts for the Eastern District of New York, for the Southern District of New York and for the District of New Jersey, and in the provinces of Ontario, Quebec, and British Columbia in Canada, on behalf of shareholders who acquired Nortel Networks securities as early as October 24, 2000 and as late as February 15, 2001, allege, among other things, violations of United States federal and Canadian provincial securities laws. Securities regulatory authorities in Canada and the United States are also reviewing these matters. On May 11, 2001, Nortel Networks filed motions to dismiss and/or stay in connection with the three proceedings in Quebec primarily based on the factual allegations lacking substantial connection to Quebec and the inclusion of shareholders resident in Quebec in the class claimed in the Ontario lawsuit. The plaintiffs in two of these proceedings in Quebec obtained court approval for discontinuances of their proceedings on January 17, 2002. The motion to dismiss and/or stay the third proceeding was heard on November 6, 2001 and the court deferred any determination on the motion to the judge who will hear the application for authorization to commence a class proceeding. On December 6, 2001, Nortel Networks filed a motion seeking leave to appeal that decision. The motion for leave to appeal was dismissed on March 11, 2002. On October 16, 2001, an order in the Southern District of New York was filed consolidating twenty-five of the related United States class action lawsuits into a single case, appointing class plaintiffs and counsel for such plaintiffs. The plaintiffs served a consolidated amended complaint on January 18, 2002. On December 17, 2001, the defendants in the British Columbia action served notice of a motion requesting the court to decline jurisdiction and to stay all proceedings on the ground that British Columbia is an inappropriate forum.

A class action lawsuit was also filed in the United States District Court for the Southern District of New York on behalf of shareholders who acquired the securities of JDS Uniphase Corporation (“JDS”) between January 18, 2001 and February 15, 2001, alleging violations of the same United States federal securities laws as the above-noted lawsuits.

On April 1, 2002, Nortel Networks filed a motion to dismiss both the above consolidated United States shareholder class action and the above JDS shareholder class action complaints on the grounds that they failed to state a cause of action under United States federal securities laws. With respect to the JDS shareholder class action complaint, Nortel Networks also moved to dismiss on the separate basis that JDS shareholders lacked standing to sue Nortel Networks.

A purported class action lawsuit was filed in the United States District Court for the Middle District of Tennessee on December 21, 2001, on behalf of participants and beneficiaries of the Nortel Networks Long-Term Investment Plan (the “Plan”) at any time during the period of March 7, 2000 through the filing date and who made or maintained Plan investments in Nortel Networks common shares, under the Employee Retirement Income Security Act for Plan-wide relief and alleging, among other things, material misrepresentations and omissions to induce Plan participants to continue to invest in and maintain investments in Nortel Networks common shares in the Plan. A motion to dismiss or, in the alternative, to transfer was filed on March 15, 2002. A second purported class action lawsuit, on behalf of the Plan and Plan participants for whose individual accounts the Plan purchased Nortel Networks common shares during the period from October 27, 2000 to February 15, 2001, and making similar allegations, was filed in the same court on March 12, 2002. A third purported class action lawsuit, on behalf of persons who are or were Plan participants or beneficiaries at any time since March 1, 1999 to the filing date, and making similar allegations, was filed in the same court on March 21, 2002.

On February 12, 2001, Nortel Networks Inc. (“NNI”), an indirect subsidiary of Nortel Networks, was served with a consolidated amended class action complaint (the “First Complaint”) that purported to add Nortel Networks as a defendant to a lawsuit commenced in July 2000 against Entrust, Inc. (formerly Entrust Technologies, Inc.) (“Entrust”) and two of its then current officers in the United States District Court for the Eastern District of Texas (Marshall Division) (the “District Court”). The First Complaint alleges that Entrust, two officers of Entrust, and Nortel Networks violated the Securities Exchange Act of 1934 with respect to certain statements made by Entrust. Nortel Networks is alleged to be a controlling person of Entrust. On April 6, 2001, Nortel Networks filed a motion to dismiss the First Complaint. On July 31, 2001, the First Complaint was dismissed without prejudice. On August 31, 2001, the plaintiffs filed a second amended class action complaint (the “Second Complaint”) against the same defendants asserting claims substantively similar to those in the First Complaint. On September 21, 2001, Nortel Networks filed a motion to dismiss the Second Complaint. The motion is currently under consideration by the District Court.

On March 4, 1997, Bay Networks, Inc. (“Bay Networks”), a company acquired on August 31, 1998, announced that shareholders had filed two separate lawsuits in the United States District Court for the Northern District of California (the “Federal Court”) and the California Superior Court, County of Santa Clara (the “California Court”), against Bay Networks and ten of Bay Networks’ then current and former officers and directors, purportedly on behalf of a class of shareholders who purchased Bay Networks’ common shares during the period of May 1, 1995 through October 14, 1996. On August 17, 2000, the Federal Court granted the defendants’ motion to dismiss the federal complaint. On August 1, 2001, the United States Court of Appeals for the Ninth Circuit denied the plaintiffs’ appeal of that decision. On April 18, 1997, a second lawsuit was filed in the California Court, purportedly on behalf of a class of shareholders who acquired Bay Networks’ common shares pursuant to the registration statement and prospectus that became effective on November 15, 1995. The two actions in the California Court were consolidated in April 1998; however, the California Court denied the plaintiffs’ motion for class certification. In January 2000, the California Court of Appeal rejected the plaintiffs’ appeal of the decision. A petition for review was filed with the California Supreme Court by the plaintiffs and was denied. In February 2000, new plaintiffs who allege to have been shareholders of Bay Networks during the relevant periods, filed a motion for intervention in the California Court seeking to become the representatives of a class of shareholders. The motion was granted on June 8, 2001 and the new plaintiffs filed their complaint-in-intervention on an individual and purported class representative basis alleging misrepresentations made in connection with the purchase and sale of securities of Bay Networks in violation of California statutory and common law. On March 11, 2002, the California Court granted the defendants’ motion to strike the class allegations. The plaintiffs were permitted to proceed on their individual claims.

In each of the matters described above, plaintiffs are seeking an unspecified amount of money damages.

Nortel Networks is also a defendant in various other suits, claims, proceedings and investigations which arise in the normal course of business.

Nortel Networks is unable to ascertain the ultimate aggregate amount of monetary liability or financial impact of the above matters which seek damages of material or indeterminate amounts, and therefore cannot determine whether these actions, suits, claims, proceedings and investigations will, individually or collectively, have a material adverse effect on the business, results of operations, and financial condition of Nortel Networks. Nortel Networks and any named directors and officers of Nortel Networks intend to vigorously defend these actions, suits, claims, proceedings and investigations.

12.	Subsequent events

On April 21, 2002, Nortel Networks entered into an agreement with Aastra Technologies Limited to sell certain assets, which are included in discontinued operations, associated with Nortel Networks prior acquisition of Aptis. The consideration primarily consists of approximately $18 in cash, as well as contingent cash consideration of up to $60 over four years based on the achievement of certain revenue targets by the business. The deal is expected to close in the second quarter of 2002.

Effective April 8, 2002, NNL and NNI amended and extended the 364-day syndicated credit agreements originally entered into on April 12, 2000 and subsequently amended on April 11, 2001. The April 8, 2002 amendments reduced the size of the 364-day committed revolving facilities to $1,175 from $1,750, extended the term to April 7, 2003 with no additional term-out period thereafter, maintained the financial covenant in the April 2001 facilities requiring NNL’s minimum consolidated tangible net worth to be not less than $1,888, and included higher pricing reflecting the current credit and bank environment.

On April 4, 2002, Moody’s Investors Services, Inc. lowered NNL’s United States senior long-term debt rating below investment grade to Ba3. On April 9, 2002, Standard & Poor’s Ratings Service also lowered their credit ratings for NNL below investment grade to BB-. As a result, various liens, pledges, and guarantees became effective under certain credit and security agreements entered into by NNL and various of its subsidiaries. In accordance with the covenants in the trust indentures for all of Nortel Networks current consolidated public debt securities, which represent primarily all of Nortel Networks consolidated long-term debt at March 31, 2002, all such public debt securities are also secured equally and ratably with the obligations under all of NNL and NNI’s credit agreements by liens on substantially all of the assets of NNL and those of most of its United States and Canadian subsidiaries, and by pledges of shares in certain of NNL’s other subsidiaries. In addition, certain of NNL’s wholly owned subsidiaries have guaranteed NNL’s obligations under the credit agreements and outstanding public debt securities (the “Guarantor Subsidiaries”). Non-guarantor subsidiaries represent either wholly owned subsidiaries of Nortel Networks whose shares have been pledged, or are the remaining subsidiaries of Nortel Networks which are not providing liens, pledges, or guarantees.

The gross assets and liabilities of the subsidiaries whose shares have been pledged are $1,416 and $4,123, respectively, as at March 31, 2002. The gross assets of the Guarantor Subsidiaries are $5,242 as at March 31, 2002.